EXHIBIT 99.1

Energy and Water Development Corp., Received Contract Award by the Iraqi Project and Contracting Office (IPCO) to supply their Water and Energy products to a continuity projects in Iraq

MIAMI, FL, June 18, 2020 (GLOBE NEWSWIRE) — via NEWMEDIAWIRE – Energy and Water Development Corp., (EAWD), a green-tech engineering solutions company focused on delivering water and energy to extreme environments, today announced the contract award to supply water and energy products for the ongoing construction projects of Iraq.

The initial supply order includes 20 self-sufficient energy supply atmosphere water generation systems to various Iraqi projects.  The Award Contract was issued on April 8th, 2020 with a value of $14,650,640.00.  Payment for supply is on process and coordinated by the Central Bank of Iraq.  Delivery of the systems could start on 2nd Quarter 2021.

The system is the smallest of its type, which produces 5,000 Liters per day with no infrastructure or power source required. The system is part of the “The Blue Aqua Mission™ System”, a state-of-the-art German engineered Atmosphere Water Generation (AWG) technology that is completely powered by renewable energy. The system is composed of a suite of intelligent software solutions for real-time optimization of process performance, and operates through its own innovative self-powered system.

The systems would be delivered in Bagdad, Iraq to be installed in each of the ongoing IPCO´s projects to supply clean water. Upon successful performance, EAWD expects additional sales to the customer.  After Three decades of war Iraq faces serious challenges on water & energy supply. EAWD self-powered systems could represent a sustainable solution.

EAWD anticipates additional sales upon the successful completion of the project throughout the region and have more supply orders for a larger self-powered systems, with capacity of up to 450,000 Liters per day.

About Energy and Water Development Corp.

Energy and Water Development Corp. (“EAWD”) is a green-tech engineering solutions company focused on delivering water and energy to extreme environments. The Company offers design, construction, maintenance, and specialty consulting services to private companies, government entities and non-government organizations (NGOs).  EAWD builds water and energy systems out of already-existing, proven technologies, utilizing their technical know-how to customize solutions to their clients’ needs.
The Company’s website is: www.eawctechnologies.com

Forward-Looking Statements

This press release may contain forward-looking statements. The words “believe,” “expect,” “should,” “intend,” “estimate,” “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s filings.

Contact Information:
Energy and Water Development Corp.
Irma Velazquez, Chief Operating Officer
Email: velazquezi@eawctechnologies.com
Tel. +1 347 871 8927